EXHIBIT 4.3


                      RESOLUTIONS OF THE PRICING COMMITTEE

                                       OF

                                APPLE SOUTH, INC.

                                  May 23, 1996


     WHEREAS, the Corporation has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on form S-3 (Registration No. 333-02958) and pursuant to the Registration Statement has prepared for filing a Prospectus Supplement dated May 23, 1996, (the "Prospectus Supplement") offering $125 million of Senior Notes due 2006 (the "Notes") of the Corporation; and

     WHEREAS, the Board of Directors of the Corporation has created a Pricing Committee consisting of the undersigned and has, inter alia, authorized the Pricing Committee to set the maturity date, the interest rate, price, underwriting terms and conditions, and other terms of the Notes;

     NOW, THEREFORE, BE IT RESOLVED, that the Notes will mature on June 1, 2006, and will bear interest at a rate of 9 3/4% per annum from May 29, 1996, payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 1996 to the person in whose name the Notes are registered on the close of business on the May 15 or November 15 next preceding such interest payment date;

     RESOLVED FURTHER, that the price to the public for the Notes shall be 100% of the principal amount thereof, the underwriting discounts and commissions shall be 2.375% of the principal amount thereof and the price to be received by the Corporation shall be 97.625% of the principal amount thereof;

     RESOLVED FURTHER, that pursuant to Section 2.1 and 2.3 of the Indenture dated as of May 1, 1996, between the Corporation and SunTrust Bank, Atlanta (the "Indenture"), the terms and provisions of the Notes shall be as set forth in the Prospectus Supplement (the terms "board resolution", "officer's certificate", "opinion of counsel", "paying agent", "person", "security register", and U.S. government obligations" contained therein having the respective meanings set forth in the Indenture) and the form of the Notes are hereby adopted and approved and that the officers of the Corporation are, and each of them hereby is, authorized to execute and deliver the Notes in accordance with the terms of the Indenture and any applicable resolutions of the Board of directors, with such modifications and changes as are deemed appropriate and necessary in the judgment of such officer, whose approval thereof shall be conclusively evidenced by such officer's execution and delivery of the Notes;

     RESOLVED FURTHER, that the Indenture substantially in the form reviewed by the Committee, is hereby approved;

     RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized to execute and deliver the Indenture with such modifications and changes as are deemed appropriate and necessary in the judgment of such officer, whose approval thereof shall be conclusively evidenced by such officer's execution and delivery of the Indenture; and

     RESOLVED FURTHER, that the Prospectus Supplement is hereby approved and the officers of the Corporation are hereby authorized and directed to cause the same to be filed with the Commission on May 24, 1996.